Exhibit 4.6
EXECUTION COPY
STOCK OPTION AGREEMENT
          Federal-Mogul Corporation, a Delaware corporation (the “Company”), grants to José Maria Alapont (the “Optionee”) on December 27, 2007 and immediately following consummation of the transactions that must occur on the effective date of the Fourth Amended Joint Plan of Reorganization (As Modified) that was confirmed by the court in the jointly-administered Chapter 11 cases in the District of Delaware and docketed as Case No. 01-10578 (the “Plan”) through an order entered November 8, 2007, and before the Class A Common Stock of the Company is publicly traded, a non-qualified option (the “Option”) to purchase from the Company the number of shares of its Class A Common Stock (“Stock”) described below, at the exercise price per share described below and upon and subject to the terms and conditions set forth below. The date on which the Option is granted is referred to herein as the “Grant Date”. Capitalized terms not defined herein shall have the meanings specified in the Plan.
          1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.
          2. Number of Shares Subject to Option. Four million (4,000,000) shares of Class A Common Stock are subject to the Option, which is equivalent to four percent (4%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock issued as of the Grant Date.
          3. Option Exercise Price. The per share exercise price of the Option shall be $19.50, which is equal to the fair market value of a share of Stock on the Grant Date as confirmed by the Bankruptcy Court in conjunction with the confirmation of the Plan.
          4. Time and Manner of Exercise of Option.
          4.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after December 27, 2014, which is the date which is seven (7) years following the Grant Date (the “Expiration Date”).
          4.2. Exercise of Option. (a) Except as otherwise provided herein, the Option shall become exercisable with respect to twenty percent (20%) of the shares of Stock subject to the Option on March 23, 2006, which is the first anniversary of the Effective Date (as such term is defined in the Employment Agreement between the Company and the Optionee dated February 2, 2005 (the “Employment Agreement)), and with respect to an additional twenty percent (20%) of the shares of Stock subject to the Option on each of the next four (4) anniversaries of the Effective Date; provided, however, that the Option shall not become exercisable with respect to any of the shares of Stock subject to the Option prior to the Grant Date.
          (b) If within the five-year period following the Effective Date (as such term is defined in the Employment Agreement), the Optionee’s employment with the Company (i) terminates by reason of death or Disability (as such term is defined in the Employment Agreement), (ii) is terminated by the Company without Cause (as such term is defined in the Employment Agreement) or (iii) is terminated by the Executive for Good Reason (as such term is defined in the Employment Agreement), the Option shall be exercisable with respect to all of the shares of Stock subject to the Option on the date of the Optionee’s termination of employment (“Employment Termination Date”) and may thereafter be exercised by the Optionee or the Optionee’s legal representative until and including the earlier to occur of (i) the date which is ninety (90) days after the Optionee’s Employment Termination Date and (ii) the Expiration Date.
          (c) If the Optionee’s employment with the Company terminates for any reason other than a reason set forth in Section 4.2(b) hereof, the Option shall be exercisable only to the extent it is exercisable on the Optionee’s Employment Termination Date and may thereafter be exercised by the Optionee or the Optionee’s legal representative until and including the earlier to occur of (i) the date which is ninety (90) days after the Optionee’s Employment Termination Date and (ii) the Expiration Date.
          4.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iv) to the extent permitted by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (v) a combination of (i), (ii) and (iii). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.
          4.4. Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 4.4. The Option shall terminate, to the extent not exercised pursuant to Section 4.3 or earlier terminated or extended pursuant to Section 4.2, on the Expiration Date.
          (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised or forfeited, the Optionee shall, upon the Company’s request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within ten (10) days of the Optionee’s delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

          5. Additional Terms and Conditions of Option.
          5.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, during the Optionee’s lifetime the Option is exercisable only by the Optionee or the Optionee’s legal representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, such attempted sale, transfer, assignment, pledge, hypothecation, encumbrance or other attempted transaction shall immediately become null and void.
          5.2. Investment Representation; Restriction on Transfer of Stock. (a) The Optionee hereby represents and covenants that (i) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (ii) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (iii) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute such documents as are necessary to comply with such regulations and requirements.
          (b) The Company shall require that certificates evidencing shares of Stock delivered in connection with the exercise of the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with Section 5.2(a) hereof.
          5.3. Withholding Taxes. (a) As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company, in addition to the purchase price of the Stock, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.
          (b) The Optionee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company pursuant to Section 5.3(a), (ii) delivery (either actual delivery or by attestation procedures established by the

Company) to the Company of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the “Tax Date”), equal to the Required Tax Payments, (iii) directing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) to the extent permitted by applicable law, a cash payment by a broker-dealer reasonably acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Stock to be delivered or withheld may not have a fair market value in excess of the amount of the Required Tax Payments determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.
          5.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Company without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (x) the fair market value on the exercise date over (y) the exercise price of the Option.
          5.5. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
          5.6. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.3.
          5.7. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

          5.8. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.
          5.9. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.
          5.10. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.
          6. Put Rights With Respect to Option Stock. The Optionee shall have the right, exercisable by written notice to the Company during the ninety (90) day period following the issuance of the Company’s audited financial statements for the immediately preceding fiscal year, to require the Company to purchase up to the total number of shares of Stock acquired by the Optionee pursuant to the Option at a purchase price per share equal to the “Fair Value” (defined below) of a share Stock. The “Fair Value” of a share of Stock shall be equal to the Company’s per share EBITDA for the immediately preceding fiscal year multiplied by the average multiple of per share EBITDA at which the stock of a peer group of not less than six (6) publicly traded auto parts suppliers (the members of which shall be mutually agreed upon by the Optionee and the Company) are traded during the thirty (30) trading days preceding the date on which the shares of Stock specified in the Optionee’s notice are repurchased by the Company. The shares of Stock specified in the Optionee’s notice shall be repurchased by the Company within ten (10) days after the Company’s receipt of the Optionee’s notice. The purchase price shall be paid in cash by the Company on the date on which the shares of Stock are repurchased.
          7. Miscellaneous Provisions.
          7.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an “incentive stock option” within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted and treated in a manner consistent with such designation.
          7.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
          7.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention: General Counsel; and if to the Optionee, to José Maria Alapont, 1772 Heron Ridge Drive, Bloomfield Hills, MI 48302. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
          7.4. Amendment. The provisions of this Agreement may be amended only by the written agreement of the Company and the Optionee.
          7.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.
          7.6. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

FEDERAL-MOGUL CORPORATION
By:	/s/ Robert L. Katz
	Name:	Robert L. Katz
	Title:	Senior Vice President and General Counsel

Accepted this 27th day of December, 2007.

/s/ José Maria Alapont José Maria Alapont